                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13d-2(b)
                              (Amendment No.  )(1)


                         DocuCorp International, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                        Common Stock, $.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               255911 10 9
                     ----------------------------------
                              (CUSIP Number)

                             December 31, 1998
                     ----------------------------------
            (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/   /  Rule 13d-1(b)

/   /  Rule 13d-1(c)

/ x /  Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

                                  SCHEDULE 13G

-------------------------------------------------------------------------------

CUSIP No.    255911 10 9                   Page          2    of    8     Pages
            ----------------                          -------     ------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Safeguard Scientifics, Inc. 23-1609753
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                      (a)  / x /
          OF A GROUP*                                                (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Pennsylvania
-------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER

         NUMBER OF                  0
          SHARES             --------------------------------------------------
       BENEFICIALLY          6.     SHARED VOTING POWER
         OWNED BY
          EACH                      1,842,406
        REPORTING            ---------------------------------------------------
         PERSON              7.     SOLE DISPOSITIVE POWER
          WITH
                                    0
                             ---------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,842,406
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,842,406
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* / /
-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.7%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------------------------------------------------------

CUSIP No.    255911 10 9                   Page          3    of    8     Pages
            ----------------                          -------     ------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Safeguard Scientifics (Delaware), Inc. 51-0291171
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                      (a)  / x /
          OF A GROUP*                                                (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER

         NUMBER OF                  0
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6.     SHARED VOTING POWER
         OWNED BY
          EACH                      1,832,406
        REPORTING            ---------------------------------------------------
         PERSON              7.     SOLE DISPOSITIVE POWER
          WITH
                                    0
                             ---------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    1,832,406
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,832,406
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* / /
-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.7%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------------------------------------------------------

CUSIP No.    255911 10 9                   Page          4    of    8     Pages
            ----------------                          -------     ------
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------
1.        NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Safeguard Delaware, Inc. 52-2081181
-------------------------------------------------------------------------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER                      (a)  / x /
          OF A GROUP*                                                (b)  /   /
-------------------------------------------------------------------------------
3.        SEC USE ONLY

-------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             5.     SOLE VOTING POWER

         NUMBER OF                  0
          SHARES             ---------------------------------------------------
       BENEFICIALLY          6.     SHARED VOTING POWER
         OWNED BY
          EACH                      10,000
        REPORTING            ---------------------------------------------------
         PERSON              7.     SOLE DISPOSITIVE POWER
          WITH
                                    0
                             ---------------------------------------------------
                             8.     SHARED DISPOSITIVE POWER

                                    10,000
--------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,000
-------------------------------------------------------------------------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES* / /
-------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0006%
-------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

-------------------------------------------------------------------------------

CUSIP No.       255911 10 9                  Page        5    of    8     Pages
            ----------------                          -------     ------
-------------------------------------------------------------------------------

ITEM 1

    (a)           Name of Issuer:

                  DocuCorp International, Inc.

    (b)           Address of Issuer's Principal Executive Offices:

                  5910 North Central Expressway, Suite 800
                  Dallas, TX  75206


ITEM 2

    (a)           Name of Person Filing:

                  (1) Safeguard Scientifics, Inc.
                  (2) Safeguard Scientifics (Delaware), Inc.
                  (3) Safeguard Delaware, Inc.

    (b)           Address of Principal Business Office:

                  (1) 800 The Safeguard Building
                      435 Devon Park Drive
                      Wayne, PA 19087-1945

                  (2) 103 Springer Building
                      3411 Silverside Road
                      Wilmington, DE 19803

                  (3) 103 Springer Building
                      3411 Silverside Road
                      Wilmington, DE 19803

    (c)           Citizenship:

                  (1) Pennsylvania
                  (2) Delaware
                  (3) Delaware


    (d)           Title of Class of Securities:

                  Common Stock, $.01 par value per share

    (e)           CUSIP Number:

                  255911 10 9


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) /  /  Broker or dealer registered under Section 15 of
                            the Exchange Act;

                  (b) /  /  Bank as defined in Section 3(a) (6) of the Exchange
                            Act;

                  (c) /  /  Insurance Company as defined in Section 3(a) (19)
                            of the Exchange Act;

                                  SCHEDULE 13G

-------------------------------------------------------------------------------

CUSIP No.       255911 10 9                  Page       6     of    8     Pages
            ----------------                          -------     ------
-------------------------------------------------------------------------------



                  (d) /  /  Investment Company registered under Section 8 of the Investment Company Act of 1940;

                  (e) /  /  An investment adviser in accordance with
                            Rule 13d-1(b) (1) (ii) (F);

                  (f) /  /  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b) (1) (ii) (G);

                  (g) /  /  A parent holding company or control person in
                            accordance with Rule 13d-1(b) (ii) (G);

                  (h) /  /  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i) /  /  A church plan that is excluded from the definition of an investment company under Section 3(c) (14) of the Investment Company Act;

                  (j) /  /  Group, in accordance with Rule 13d-1 (b) (1) (ii)
                            (J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  /  /

Not applicable


ITEM 4           OWNERSHIP:

    (a)           Amount Beneficially Owned:

                  1,842,406 shares (907,579 shares of common stock and currently exercisable warrants to acquire an additional 934,827 shares of common stock)

    (b)           Percent of Class:

                  10.7%

    (c)           Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:

                       0

                 (ii)  shared power to vote or to direct the vote:

                       1,842,406

                 (iii) sole power to dispose or to direct the disposition of:

                       0

                 (iv) shared power to dispose or to direct the disposition of:

                                  SCHEDULE 13G

-------------------------------------------------------------------------------

CUSIP No.       255911 10 9                  Page        7    of    8     Pages
            ----------------                          -------     ------
-------------------------------------------------------------------------------

                 1,842,406


ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /


ITEM 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:

Not applicable


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

Safeguard Scientifics (Delaware), Inc., a Delaware corporation, and safeguard Delaware, Inc., a Delaware corporation, are wholly owned subidiaries of Safeguard Scientifics, Inc.

ITEM 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Safeguard Scientifics (Delaware), Inc., Safeguard Delaware, Inc., and Safeguard Scientifics, Inc. are members of a group for purposes of Sections 13(d) and 13 (g) of the Securities Exchange Act of 1934.

ITEM 9           NOTICE OF DISSOLUTION OF GROUP:

Not applicable.


ITEM 10         CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SCHEDULE 13G

-------------------------------------------------------------------------------

CUSIP No.       255911 10 9                  Page        8    of    8     Pages
            ----------------                          -------     ------

-------------------------------------------------------------------------------


                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. In executing this statement, the undersigned agrees, to the extent required by Rule 13d-1(f), that this statement is being filed on behalf on each of the Reporting Persons herein.

                                   SAFEGUARD SCIENTIFICS, INC.

                                   By: /s/  James A. Ounsworth
                                       --------------------------------------
                                         James A. Ounsworth
                                         Sr. Vice President and
                                         General Counsel

Dated:  February 10, 1999

                                   SAFEGUARD SCIENTIFICS (DELAWARE), INC.

                                   By: /s/  James A. Ounsworth
                                       --------------------------------------
                                         James A. Ounsworth
                                         Vice President

Dated:  February 10, 1999


                                   SAFEGUARD DELAWARE, INC.

                                   By: /s/  James A. Ounsworth
                                       --------------------------------------
                                         James A. Ounsworth
                                         Vice President


Dated:  February 10, 1999